Merrill Lynch and Cicero Inc. Enter Into New OEM and Enterprise Support Agreements

Leading Financial Services Company Will Embed Cicero Into Key Software Offerings, Enters Into Multi-Year Enterprise Support Agreement

CARY, NC, January 15, 2008 — Cicero Inc. (BB:CICN), a leading provider of desktop integration and automation solutions, today announced it has entered into new OEM and Enterprise Support agreements with Merrill Lynch, Pierce, Fenner & Smith Inc.

Under the terms of the OEM agreement, Merrill Lynch will use Cicero to integrate applications into a unified desktop for their key software offerings that combine market data, news, portfolio management tools and client relationship management.  Cicero will provide the framework to share data, improve workflow, and streamline processes.  In addition to the OEM agreement, Merrill Lynch has signed a three-year enterprise agreement to provide maintenance and support of the Cicero product for the Global Financial Workstation, OEM clients, and other initiatives where Cicero is used.

“These new agreements are key milestones in expanding our relationship with Merrill Lynch,” stated John Broderick, CEO of Cicero.  “We look forward to supporting Merrill Lynch as they use our product for their key software offerings.”

About Cicero Inc.
Cicero Inc. provides software integration solutions for contact centers and other complex information environments.  Cicero solutions align underlying technology with business processes, streamline user interactions, improve total productivity, assure completeness and compliance, reduce turnover, and raise knowledge-worker morale and effectiveness.

Patented Cicero technology quickly and non-invasively integrates disparate applications on the desktop.   Cicero integration produces results in weeks, and ROI can be achieved in months. Cicero commits to results which are impossible for invasive, server-side strategies and technologies.

Cicero’s technology serves more than 50,000 knowledge workers at Merrill Lynch, IBM, Nationwide Insurance, and others large and small. In one recent implementation, Cicero integrated eight applications for nine hundred agents' desktops in just seven weeks and reduced average call times by approximately 40 seconds.   The results include improved customer service and a $1+ million per year operating cost reduction.  For more information about Cicero, please visit www.ciceroinc.com.

Cicero and Cicero Studio are trademarks of Cicero Inc. and/or its affiliates. Other company names and/or products are for identification purposes and are the property of, and may be trademarks of, their respective owners.

Safe Harbor: Except for any historical information contained herein, this news release may contain forward-looking statements on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters.  Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, which Cicero Inc. may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements.  For a description of other factors that could cause such a difference, please see Cicero Inc.’s filings with the Securities and Exchange Commission.

Contact:  Keith Anderson
kanderson@ciceroinc.com
919-380-5092